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                                                                    EXHIBIT 99.2


                           Code of Ethics and Conduct

                       Magnitude Information Systems, Inc.



Directors:

We will strive for timely decision making, fair pricing, and good faith negotiations, and maintain the highest levels of competence and professionalism in the conduct of our activities,

We will disclose all actual and potential conflicts of interest, or even the appearance of such conflicts, prior to entering into any business discussions, negotiations, or dealings,

We will use our best efforts to preserve the confidentiality of any proprietary or confidential information disclosed to us and use such information strictly for the purposes for which it was disclosed, and

Employees and Directors:

We will be truthful in all endeavors with our clients, our shareholders, and one another,

We will deliver what we promise and stand up for what is right,

We will treat one another with dignity and respect and acknowledge the uniqueness of each individual, and

We will voice concerns in the workplace without fear of retribution, including violations of law, regulations and company policies, and seek clarification and guidance whenever needed.

Approved by the Magnitude Board of Directors
December 2002